Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar Increases Year-Over-Year Revenue 17% and EBITDA 52%;
Raises 2013 Revenue and Earnings Guidance

WASHINGTON, DC - October 23, 2013 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and marketing services, announced today that revenue for the third quarter of 2013 grew to $112.3 million versus $96.0 million in the third quarter of 2012, which represents an increase of 17% year-over-year.

EBITDA in the third quarter of 2013 increased to $29.8 million compared to $19.6 million in the third quarter of 2012, which represents an increase of $10.2 million or 52% year-over-year.

“We have now achieved nearly $36 million of revenue synergies from cross-selling the CoStar and LoopNet client bases, which is driving year-over-year mid-teens revenue growth and significantly expanding margins,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. “Last week in select cities in the United States and across the United Kingdom we began the rollout of five major product enhancements.”

Florance continued, “First, we made significant upgrades to CoStar Suite with a new user interface and map search capabilities. Second, we added powerful analytics that provide users customizable property and market analytics. Third, we released CoStarGo® 2.0, the next generation of our iPad application, also featuring customizable analytics. Fourth, we launched our coverage of comprehensive multifamily information and analytics that we believe will increase our penetration with brokers, banks, owners and institutional investors. The fifth release is CoStar LeaseAnalysis™, an integrated workflow tool that allows clients to incorporate CoStar data with their own data to do intensive lease analysis. These releases have been well-received by our clients and we believe they will be yet another driver of high margin revenue growth.”

Year 2012-2013 Quarterly Results - Unaudited
(in millions, except per share data)
	2012				2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$68.6	$85.2	$96.0	$100.1	$104.0	$109.0	$112.3
EBITDA	11.9	8.2	19.6	20.5	7.6	25.3	29.8
Net income (loss)	5.1	(6.7)	6.8	4.7	(2.4)	8.3	11.1
Net income (loss) per share - diluted	0.20	(0.25)	0.24	0.17	(0.09)	0.29	0.39
Weighted average outstanding shares - diluted	25.5	26.5	27.7	27.7	27.4	28.2	28.3

Adjusted EBITDA	15.3	20.4	25.6	25.1	25.7	32.6	37.7
Non-GAAP Net Income	8.2	10.5	13.1	12.6	13.0	17.2	20.2
Non-GAAP Net Income per share - diluted	0.32	0.39	0.47	0.46	0.47	0.61	0.71

Non-GAAP net income (defined below) in the third quarter of 2013 was $20.2 million or $0.71 per diluted share, which represents an increase of $7.1 million or 54% year-over-year. Net income in the third quarter of 2013 was $11.1 million or $0.39 per diluted share compared to $6.8 million or $0.24 per diluted share in the third quarter of 2012. Adjusted EBITDA (which excludes stock based compensation and other items as defined below) was $37.7 million for the third quarter of 2013 versus $25.6 million in the third quarter of 2012, which is an increase of 47% year-over-year. Adjusted EBITDA margin was 33.6% for the third quarter of 2013 compared to 26.7% for the third quarter of 2012.

As of September 30, 2013, the Company had approximately $244.6 million in cash, cash equivalents, short-term and long-term investments. This represents an increase of $32.8 million from the second quarter of 2013. Short and long-term debt associated with the LoopNet acquisition totaled approximately $157.5 million as of September 30, 2013.

2013 Outlook

“Based on continued strong revenue, earnings and margin momentum as well as the expectation for continued growth in our core information services and cross-selling initiatives, we are raising both our revenue and earnings guidance for 2013,” stated Brian J. Radecki, Chief Financial Officer of CoStar. “This increased revenue outlook incorporates our strong performance to date while accounting for upcoming expected seasonality in our marketplace business in the fourth quarter.” For the full year 2013, the Company currently expects revenue in the range of approximately $438 million to $440 million, an increase of $3 million at the midpoint compared to the Company’s prior guidance.

For the fourth quarter of 2013, the Company currently expects non-GAAP net income per diluted share (defined below) in the range of approximately $0.72 to $0.75. For the full year of 2013, the Company currently expects non-GAAP net income per diluted share in a range of approximately $2.51 to $2.54, an increase of approximately $0.19 at the midpoint compared to the Company’s prior guidance.

The Company plans to reinvest some of the benefits of its recent strong performance into sales, marketing and branding initiatives totaling $0.10 to $0.12 of non-GAAP net income per diluted share to support the launch of our new product enhancements in order to drive continued revenue growth in 2014 and beyond. We plan to align these initiatives with selling activities beginning in late fourth quarter of 2013 with the majority of the impact occurring in the first quarter of 2014.

The preceding forward-looking statements reflect CoStar’s expectations as of October 23, 2013, including forward-looking non-GAAP financial measures on a consolidated basis. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the third quarter of 2013 and the Company’s outlook for 2013 at 11:00 a.m. EDT on Thursday, October 24, 2013. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1074 (from the United States and Canada) or (612) 234-9960 (from all other countries) and refer to conference code 304716. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 304716. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Revenues	$112,301	$96,001	$325,333	$249,853
Cost of revenues	31,724	30,882	97,431	83,388
Gross margin	80,577	65,119	227,902	166,465

Operating expenses:
Selling and marketing	23,625	22,010	74,139	57,576
Software development	11,562	9,722	35,152	22,714
General and administrative	21,940	19,617	74,457	59,602
Purchase amortization	3,680	4,824	11,699	9,038
	60,807	56,173	195,447	148,930

Income from operations	19,770	8,946	32,455	17,535
Interest and other income	52	59	239	440
Interest and other expense	(1,736)	(1,822)	(5,249)	(3,022)
Income before income taxes	18,086	7,183	27,445	14,953
Income tax expense, net	7,034	404	10,510	9,752
Net income	$11,052	$6,779	$16,935	$5,201

Net income per share - basic	$0.40	$0.25	$0.61	$0.20
Net income per share - diluted	$0.39	$0.24	$0.60	$0.19

Weighted average outstanding shares - basic	27,758	27,243	27,607	26,279
Weighted average outstanding shares - diluted	28,349	27,673	28,137	26,691

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Net income	$11,052	$6,779	$16,935	$5,201
Income tax expense, net	7,034	404	10,510	9,752
Income before income taxes	18,086	7,183	27,445	14,953
Purchase amortization and other related costs	6,634	7,851	20,706	14,645
Stock-based compensation expense	7,788	3,739	32,270	8,667
Acquisition and integration related costs	—	2,275	638	12,917
Restructuring and related costs	91	—	362	—
Non-GAAP income before income taxes	32,599	21,048	81,421	51,182
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(12,388)	(7,998)	(30,940)	(19,449)
Non-GAAP net income	$20,211	$13,050	$50,481	$31,733

Net income per share - diluted	$0.39	$0.24	$0.60	$0.19
Non-GAAP net income per share - diluted	$0.71	$0.47	$1.79	$1.19

Weighted average outstanding shares - diluted	28,349	27,673	28,137	26,691

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Net income	$11,052	$6,779	$16,935	$5,201
Purchase amortization in cost of revenues	2,954	3,027	9,007	5,607
Purchase amortization in operating expenses	3,680	4,824	11,699	9,038
Depreciation and other amortization	3,388	2,844	9,531	7,554
Interest income	(52)	(59)	(239)	(440)
Interest expense	1,736	1,822	5,249	3,022
Income tax expense, net	7,034	404	10,510	9,752
EBITDA	$29,792	$19,641	$62,692	$39,734
Stock-based compensation expense	7,788	3,739	32,270	8,667
Acquisition and integration related costs	—	2,275	638	12,917
Restructuring and related costs	91	—	362	—
Adjusted EBITDA	$37,671	$25,655	$95,962	$61,318

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$222,938	$156,027
Short-term investments	—	37
Accounts receivable, net	22,960	16,392
Deferred income taxes, net	17,115	9,256
Income tax receivable	1,796	5,357
Prepaid and other current assets	10,021	9,560
Debt issuance costs, net	2,740	2,934
Total current assets	277,570	199,563

Long-term investments	21,675	21,662
Property and equipment, net	55,703	46,308
Goodwill	718,039	718,078
Intangible and other assets, net	150,800	170,632
Deposits and other assets	2,044	2,274
Debt issuance costs, net	4,543	6,622
Total assets	$1,230,374	$1,165,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$50,624	$51,590
Current portion of long-term debt	21,875	17,500
Deferred revenue	34,904	32,548
Total current liabilities	107,403	101,638

Long-term debt, less current portion	135,625	153,125
Deferred gain on sale of building	26,917	28,809
Deferred rent	22,713	17,305
Deferred income taxes, net	35,482	34,071
Income taxes payable	2,915	2,818
Other long-term liabilities	—	1,030

Stockholders' equity	899,319	826,343
Total liabilities and stockholders' equity	$1,230,374	$1,165,139

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenues
United States	$107,230	$91,153	$310,762	$235,606
International
External customers	5,071	4,848	14,571	14,247
Intersegment revenue *	131	388	277	1,154
Total international revenue	5,202	5,236	14,848	15,401
Intersegment eliminations	(131)	(388)	(277)	(1,154)
Total revenues	$112,301	$96,001	$325,333	$249,853

EBITDA
United States**	$30,855	$22,688	$66,609	$46,302
International ***	(1,063)	(3,047)	(3,917)	(6,568)
Total EBITDA	$29,792	$19,641	$62,692	$39,734

*Intersegment revenue is attributable to services performed for the Company's wholly owned subsidiary, Property and Portfolio Research, Inc ("PPR"), by Property and Portfolio Research Ltd., a wholly owned subsidiary of PPR. Intersegment revenue is recorded at an amount the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

**U.S. EBITDA includes an allocation of approximately $300,000 and $0 for the three months ended September 30, 2013 and 2012, respectively. U.S. EBITDA includes an allocation of approximately $600,000 and $0 for the nine months ended September 30, 2013 and 2012, respectively. The allocation represents costs incurred for International employees involved in development activities of the Company's U.S. operating segment.

***International EBITDA includes a corporate allocation of approximately $100,000 and $2.3 million for the three months ended September 30, 2013 and 2012, respectively. International EBITDA includes a corporate allocation of approximately $300,000 and $4.5 million for the nine months ended September 30, 2013 and 2012, respectively. The corporate allocation represents costs incurred for U.S. employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2012-2013 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2012				2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income (loss)	$5.1	$(6.7)	$6.8	$4.7	$(2.4)	$8.3	$11.1
Income tax expense (benefit), net	3.7	5.6	0.4	3.5	(1.8)	5.3	7.0
Income (loss) before income taxes	8.8	(1.1)	7.2	8.2	(4.2)	13.6	18.1
Purchase amortization and other related costs	1.0	5.8	7.9	7.6	7.1	6.9	6.6
Stock-based compensation expense	2.2	2.7	3.7	3.6	17.3	7.2	7.8
Acquisition and integration related costs	1.2	9.5	2.3	1.0	0.5	0.1	—
Restructuring and related costs	—	—	—	—	0.3	—	0.1
Non-GAAP income before income taxes	13.2	16.9	21.1	20.4	21.0	27.8	32.6
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(5.0)	(6.4)	(8.0)	(7.8)	(8.0)	(10.6)	(12.4)
Non-GAAP net income	$8.2	$10.5	$13.1	$12.6	$13.0	$17.2	$20.2

Non-GAAP net income per share - diluted	$0.32	$0.39	$0.47	$0.46	$0.47	$0.61	$0.71

Weighted average outstanding shares - diluted**	25.5	26.9	27.7	27.7	27.9	28.2	28.3

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2012				2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income (loss)	$5.1	$(6.7)	$6.8	$4.7	$(2.4)	$8.3	$11.1
Purchase amortization	1.0	5.8	7.9	7.6	7.1	6.9	6.6
Depreciation and other amortization	2.3	2.4	2.8	3.0	3.0	3.1	3.4
Interest income	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	—
Interest expense	—	1.2	1.8	1.8	1.8	1.8	1.7
Income tax expense (benefit), net	3.7	5.6	0.4	3.5	(1.8)	5.3	7.0
EBITDA	$11.9	$8.2	$19.6	$20.5	$7.6	$25.3	$29.8
Stock-based compensation expense	2.2	2.7	3.7	3.6	17.3	7.2	7.8
Acquisition and integration related costs	1.2	9.5	2.3	1.0	0.5	0.1	—
Restructuring and related costs	—	—	—	—	0.3	—	0.1
Adjusted EBITDA	$15.3	$20.4	$25.6	$25.1	$25.7	$32.6	$37.7

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2013		Ended December 31, 2013
	Low	High	Low	High

Net income	$10,600	$9,800	$27,600	$26,800
Income tax expense, net	7,100	6,600	17,700	17,200
Income before income taxes	17,700	16,400	45,300	44,000
Purchase amortization and other related costs	6,500	6,500	27,000	27,000
Stock-based compensation expense	8,800	11,500	41,000	43,700
Acquisition and integration related costs	—	—	600	600
Restructuring and related costs	—	—	400	400
Non-GAAP Income before income taxes	33,000	34,400	114,300	115,700
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(12,540)	(13,072)	(43,434)	(43,966)
Non-GAAP Net Income	$20,460	$21,328	$70,866	$71,734

Net Income per share - diluted	$0.37	$0.35	$0.98	$0.95
Non-GAAP Net Income per share - diluted	$0.72	$0.75	$2.51	$2.54

Weighted average outstanding shares - diluted	28,400	28,400	28,200	28,200

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2013		Ended December 31, 2013
	Low	High	Low	High
Net income	$10,600	$9,800	$27,600	$26,800
Purchase amortization and other related costs	6,500	6,500	27,000	27,000
Depreciation and other amortization	3,500	3,500	13,100	13,100
Interest and other expense (income), net	1,700	1,700	6,600	6,600
Income tax expense, net	7,100	6,600	17,700	17,200
Stock-based compensation expense	8,800	11,500	41,000	43,700
Acquisition and integration related costs	—	—	600	600
Restructuring and related costs	—	—	400	400
Adjusted EBITDA	$38,200	$39,600	$134,000	$135,400

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and marketing services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 7.7 million registered members. CoStar operates websites that have approximately 9 million unique monthly visitors in aggregate. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 2,000 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot be sustained at the current pace, including trends related to sales, earnings, and revenue growth; the risk that revenue synergies from cross-selling will not continue as expected or continue to drive revenue growth and expanding margins as expected; the risk that the launch of the multifamily coverage does not result in increased penetration among brokers, banks, owners and institutional investors; the risk that the new releases do not help the company continue to drive high margin revenue growth; the risk that the company does not achieve its earnings goals when and as stated in this release; the risk that revenues for the full year 2013 will not be as stated in this press release; the risk that non-GAAP net income per diluted share for the fourth quarter of 2013 and full year 2013 will not be as stated in this press release; the risk that the amount the Company reinvests into sales, marketing and branding initiatives to support the launch of new services differs from what is stated in this release; the risk that the reinvestment into sales, marketing and branding initiatives does not result in or drive continued revenue growth in 2014 and beyond; the possibility that the timing and impact of the sales, marketing and branding initiatives will not be as expected; the risk that the amount and timing of any stock-based compensation incurred and recorded will not be as expected; the risk that the integration of LoopNet will not continue to result in anticipated cost savings or synergies; the risk that the combination of CoStar and LoopNet does not continue to result in or create the anticipated benefits for CoStar; and the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2012, and CoStar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each filed with the SEC, including in the “Risk Factors” section of those filings, and the company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.